FOR IMMEDIATE RELEASE            FOR ADDITIONAL INFORMATION
                                 CONTACT:  Keith S. Walters, CEO
                                 (800) 752-5386

Ennis, Texas, July 27, 1998


ENNIS BUSINESS FORMS, INC. ANNOUNCES RETIREMENT OF NELSON WARD, PRESIDENT AND CHIEF OPERATING OFFICER

     Keith S. Walters, Chairman and Chief Executive Officer, announced today that Nelson Ward, the Company's President, Chief Operating Officer

and a director, has taken early retirement for health reasons.  Mr. Ward,

(56), joined the Company in 1971 and had served continuously since then.

Mr. Ward was appointed President and Chief Operating Officer in 1996, and prior to that had served the Company as Vice President - Sales and

Marketing since 1992.  Mr. Walters stated that "Ennis Business Forms was extremely fortunate to have had Nelson Ward's services for the last (27)

years.  His business experience was valued highly."

     Ennis Business Forms, Inc. expects that as soon as practical its directors will elect a director to serve the remaining portion of Mr.

Ward's director term, which expires in 1999.  Since the Company's Articles of Incorporation provide that the Board of Directors shall be comprised of at least nine directors, the Board of Directors may elect an interim director until such time as a permanent director is elected.

     Ennis Business Forms, Inc. (NYSE: EBF) is among the largest wholesale custom business forms and related business products suppliers in the United

States.

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Headquarters in Ennis, Texas, the Company has 16 production facilities in

11 states strategically located to serve the Company's national network of distributors.  The Company offers an extensive product line, from simple stock forms to more complex forms, laser-cut sheets, tags, labels,

presentation folders, commercial printing, advertising specialties and screen printed products that can be custom designed to meet customers'

needs.